EXHIBIT 5.1

DLA Piper LLP (US)

33 Arch Street, 26th Floor

Boston, Massachusetts 02110-1447

December 16, 2013

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA 98101

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Marchex, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Act”), consisting of: (a) up to 3.5 million shares of Class B common stock of the Company, par value $0.01 per share (the “Common Stock”) that are currently issued and outstanding; and (b) up to $50 million of Common Stock that may be issued from time to time by the Company.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, and other instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. With respect to such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. With respect to the shares of Common Stock included in the Registration Statement that are currently outstanding as of the date hereof, such shares of Common Stock are validly issued, fully paid and nonassessable.

2. With respect to the shares of Common Stock included in the Registration Statement that have not been issued as of the date hereof, assuming (a) the taking by the Board of Directors of the Company (the “Board”) of all necessary corporate action to authorize and approve the issuance of the Common Stock, and (b) the due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive underwriting agreement, or similar agreement approved by the Board, the Common Stock will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement and the prospectus included therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should any applicable law change after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Sincerely,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)